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Exhibit 2.5

AMENDMENT NO. 1 TO PROPERTY OPTION AGREEMENT

        AMENDMENT NO. 1 TO PROPERTY OPTION AGREEMENT, dated as of July 17, 2002 (this "Amendment"), by and between Fog Cutter Capital Group Inc., a Maryland corporation (the "Company") and the persons indicated on the signature page(s) and listed on Schedule 1 to the Property Option Agreement (collectively, the "Stockholder"), each a Stockholder of the Company.

        WHEREAS, the Stockholder and the Company previously entered into a Property Option Agreement dated as of March 6, 2002 (the "Property Option Agreement") providing for, inter alia, (i) the put of the Wilsonville Property (as defined in the Property Option Agreement) to the Stockholder by the Company for cash and (ii) the put to the Company by the Stockholder of the Subject Shares (as defined in the Property Option Agreement) for the Wilsonville Property and cash; and

        WHEREAS, the Stockholder would like to (i) retain 484,235 of the Subject Shares (the "Retained Shares") and (ii) exercise its Put Option (as defined in the Property Option Agreement) with respect to 243,000 of the Subject Shares (the "Option Shares") prior to the commencement of the related Put Option Exercise Period (as defined in the Property Option Agreement);

        WHEREAS, the Company is unwilling to allow for the early exercise of the Stockholder's Put Option, but is willing to transfer and assign certain of its rights and obligations under the Property Option Agreement to certain third parties that would be willing to allow early exercise of the Stockholder's Put Option; and

        WHEREAS, the Stockholder and the Company may amend the terms and provisions of the Property Option Agreement pursuant to the provisions of Section 10(c) thereof;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Stockholder and the Company agree as follows:

  Section 1. General.

        (a)    Rules of Construction.    For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Property Option Agreement; and

        (b)    Relation to the Property Option Agreement.    This Amendment constitutes an integral part of the Property Option Agreement.

  Section 2. Amendments.

        (a)    Amendment to Schedule 1.    In order to allow the Stockholder to retain the Retained Shares, the parties agree to reduce the number of Subject Shares. Accordingly, Schedule 1 of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

STOCKHOLDER	SUBJECT SHARES
Jordan D. Schnitzer	48,600
Edward P. Borst	194,400

TOTAL	243,000

1121 SW Salmon, 5th Floor
Portland, OR 97205
Telecopier no.: 503-248-9140
with a copy to:
Thomas R. Nicolai
Stoel Rives LLP
900 SW 5th Avenue, Suite 2600
Portland, OR 97204
Telecopier no.: 503-220-2480"

        (b)    Amendment to Section 1.    Section 1 of the Property Option Agreement is hereby deleted in its entirety. Each of the parties agrees to return any property or assets pledged to the other party as security for its obligations under Section 1 of the Property Option Agreement and any costs associated therewith shall be paid one-half by each party.

        (c)    Amendment to Section 2(b).    Section 2(b) of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

          "The Subject Shares Put Purchase Price will be $3.05 per share less any dividends paid or payable on the Subject Shares between January 10, 2002 and the date of exercise, which if the entire Put Option is exercised on July 17, 2002 shall be $2.79 per share (or $677,970 in the aggregate). With respect to any property or assets pledged by a party to the other party as security for the its obligations under Section 2 of the Property Option Agreement and simultaneously with the closing of the transactions contemplated by the Assignment Agreements (as defined below) and this Amendment (including the payment of the Subject Share Put Purchase Price), (i) the Stockholder agrees to re-deliver the unrecorded deed of trust on the Wilsonville Property to the Company and to return to the Company, by wire transfer of immediately available funds the sum of $317,000, together with accrued interest thereon (which was pledged as security for the Company's obligations in connection with any exercise of the Put Option pursuant to Amendment No. 1 to the Pledge Agreement (Property Option Agreement) between the Company and the Stockholder dated effective March 6, 2002) and (ii) the Company agrees to deliver the Retained Shares to the Stockholder and the Option Shares to the Stockholder for delivery to the Investors, which Retained Shares and Option Shares had been previously pledged to the Company to secure the performance of the Stockholder's obligations arising under the Put Option Agreement."

        (d)    Amendment to Section 2(c).    Section 2(c) of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

          "An amount equal to the Subject Shares Put Purchase Price times the number of Option Shares put to the Company or its assignee shall be paid entirely in U.S. Dollars to the Stockholder by the Company or its assignee (the "Cash Payment"), against delivery by the Stockholder of a stock certificate or certificates representing Stockholder's Option Shares that have been put to the Company or its assignee, duly endorsed in blank for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers, at the Company's offices simultaneously with the delivery of the Cash Payment. Alternatively, the Company or its assignee and the Stockholder can effect the transfer of the Cash Payment and the Option Shares by delivery versus payment settlement through a brokerage account designated by the Company or its assignee and the Stockholder. The Option Shares put to the Company or its assignee shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. All closing costs shall be paid by the parties in accordance with local custom."

        (e)    Amendment to Section 2(d).

        Section 2(d) of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

          "(b)Exercise Period.The Stockholder's rights to require the Company to purchase the Option Shares will commence on January 2, 2003 and will terminate and expire on January 10, 2003 (such period, the "Put Option Exercise Period"); provided, however that if the Company has assigned its rights and obligations hereunder pursuant to Section 10(i), the Stockholder's rights to require the Company to purchase the Option Shares to which the assignment relates will commence upon July 17, 2002 and will terminate and expire on August 31, 2003 (such period, the "Early Put Option Exercise Period"); provided, further that if an Investor does not purchase any Option Shares in connection with the Stockholder's exercise of its Put Option, such Option Shares shall be deemed to be Retained Shares and shall be delivered by the Company to the Stockholder."

        (f)    Amendment to Section 2(e)(i).    Section 2(e)(i) of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

          "(i) Subject to the following sentence, at any time or from time to time during the Put Option Exercise Period or Early Option Exercise Period, as applicable, the Stockholder may exercise, in whole or in part, the Put Option as to the Option Shares by delivering a written notice substantially in the form attached hereto as Exhibit 2(e) (the "Put Option Exercise Notice"). The Stockholder hereby gives, and the Company hereby acknowledges valid receipt of, notice of the exercise of the Put Option with respect to Option Shares for settlement with the Investors on July 17, 2002 or as soon thereafter as practicable."

        (g)    Amendment to Section 10(i).    Section 10(i) of the Property Option Agreement is hereby deleted in its entirety and replaced by the following:

          "(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Options shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however the Company may assign its rights and obligations to Boston Provident Partners, L.P., V.P. Institutional Partners L.P., David Hansen and Donald Berchtold (each an "Investor", and collectively, the "Investors") pursuant to the assignment agreements of even date herewith among the Stockholder, the Company and the Investors (the "Assignment Agreements"), and to such other entities and individuals that execute an assignment agreement in the form of Exhibit 10(i) attached hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives."

  Section 3. Miscellaneous.

        (a)    Ratification.    The Property Option Agreement, as supplemented and amended by this Amendment, is in all respects hereby adopted, ratified and confirmed.

        (b)    Counterparts.    This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

        (c)    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made between residents of that state, entered into and to be wholly performed within that state.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Stockholder and the Company have executed this Property Option Agreement, each on July 17, 2002, effective the day and year first written above.

FOG CUTTER CAPITAL GROUP INC.
By:	/s/ R. SCOTT STEVENSON Name: R. Scott Stevenson Title: Senior Vice President
STOCKHOLDER
/s/ JORDAN D. SCHNITZER Jordan D. Schnitzer
/s/ EDWARD P. BORST Edward P. Borst

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  Exhibit 2.5